Exhibit 99.1

Press Release

DATAWATCH CORPORATION REPORTS RESULTS FOR SECOND QUARTER FISCAL 2006

Revenue growth of 6% as compared to the same period last year, and net income grows to $227,000 as compared to $7,000

Chelmsford, MA – April 25, 2006 — Datawatch Corporation (NASDAQ: DWCH), a leader in the rapidly growing Information Services market space, today announced results for its second fiscal quarter of 2006.

Revenues for the quarter ended March 31, 2006 were $5,394,000, up by 6% when compared to $5,109,000 for the quarter ended March 31, 2005. Net income for the second quarter fiscal 2006 was $227,000 or $0.04 per diluted share, compared to net income of $7,000, or $0.00 per diluted share, for the second quarter fiscal 2005.

Revenues for the six months ended March 31, 2006 were $10,141,000, compared to $10,196,000 for the six months ended March 31, 2005. Net income for the six months ended March 31, 2006 was $291,000 or $0.05 per diluted share, compared to a net loss of $(147,000), or $(0.03) per diluted share, a year ago.

Commenting on the second quarter’s results, president and CEO Robert Hagger said, “Momentum continues to build throughout the year as revenues for the second quarter 2006 grew 14% as compared to first quarter 2006. Revenues from licenses and subscriptions for the second quarter grew 9%, maintenance and services increased 22%. Improvement in services margins contributed to our improvement of profitability in the quarter.

“We are also pleased by our year-to-date net income of $291,000 compared to a loss of $(147,000) in the same period last year. We have continued investing in our Research & Development facility in Manila, and capacity has grown to 29 development, QA, and customer support staff from 10 a year ago. This investment has enabled us to reduce our outsourcing costs while increasing R&D output. As a result R&D costs have   declined by $243,000 this year-to-date.

“On March 10, we entered into a definitive agreement to acquire the Document Solutions group from ClearStory Systems and the products comprising their Integrated Document Archiving and Retrieval System (IDARS) business, including the email management products. The acquisition is an important strategic step for Datawatch, both from a corporate development point of view and in terms of product evolution. The transaction is expected to close in early May, 2006. As stated in the Information Statement mailed to ClearStory Systems shareholders and filed with the SEC on April 13, un-audited Revenues for the IDARS Business Unit for the nine months ended December 31, 2005 were $3,857,000 and Net Income $829,000. It will be an all-cash transaction of $4.3 million at close plus an earn-out, calculated by multiplying the net revenues from the Clearstory products by 30% for the next 18 months.

“Although we expect the acquisition to be accretive, on April 20, 2006 Datawatch entered into a financing arrangement with Silicon Valley Bank for a $3 million line of credit for additional working capital purposes over the next 12 months. We believe that the combination of our current cash and marketable securities balance of $5.1 million, cash generated from operations and the $3 million line of credit will be sufficient to meet the company’s needs for working capital and anticipated expenditures for at least the next 12 months.”

Datawatch previously announced that the company will present and discuss its second quarter of fiscal 2006 results today at 4:30 p.m. (EST) in a live conference call broadcast via the Internet at http://www.vcall.com/IC/CEPage.asp?ID=102560. Listeners are recommended to go to the website at least 15 minutes early to register and download any necessary audio software. An archived replay of the broadcast will be available for 30 days at the same location.

About Datawatch Corporation

Datawatch Corporation is a leader in the rapidly growing Information Services market space. By providing solutions that build on a Service Oriented Architecture (SOA) framework, Datawatch allows organizations to access, enhance, analyze and deliver information from wherever it resides inside or outside the enterprise to solve business problems. Datawatch products are used in more than 20,000 companies, institutions and government agencies worldwide.

The corporate address for Datawatch is 271 Mill Road, Quorum Office Park, Chelmsford, MA 01824; telephone (978) 441-2200. More information on Datawatch and its solutions can be found at www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the uncertainty of the current economic climate; risks associated with fluctuations in quarterly operating results; Datawatch’s dependence on its principal products; risks associated with the Company’s recently introduced subscription sales model; risks associated with international sales; risks associated with distributor sales; risks associated with acquisitions; an unfavorable result in any litigation; market acceptance of new products; dependence on the introduction of new products and possible delays in those introductions. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company’s Form 10-K for the year ended September 30, 2005. Any forward- looking statements should be considered in light of those factors.

Datawatch Contact:

John J. Hulburt, (978) 275-8205

John_Hulburt@datawatch.com

DATAWATCH CORPORATION

Condensed Consolidated Statement of Operations

Amounts in Thousands (except per share data)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
REVENUE:
Software licenses and subscriptions	$3,445	$3,307	$6,600	$6,524
Maintenance and services	1,949	1,802	3,541	3,672
Total Revenue	5,394	5,109	10,141	10,196

COSTS AND EXPENSES:
Cost of software licenses and subscriptions	591	566	1,164	1,160
Cost of maintenance and services	964	841	1,804	1,756
Sales and marketing	2,181	2,183	4,149	4,362
Engineering and product development	428	548	855	1,098
General and administrative	1,022	987	1,911	2,016
Total costs and expenses	5,186	5,125	9,883	10,392
INCOME (LOSS) FROM OPERATIONS	208	(16)	258	(196)
Other income (expense), net	19	23	33	49
INCOME (LOSS) BEFORE INCOME TAXES	227	7	291	(147)
Provision for income taxes	—	—	—	—

NET INCOME (LOSS)	$227	$7	$291	$(147)

Net income (loss) per share - Basic	$0.04	$0.00	$0.05	$(0.03)
Net income (loss) per share - Diluted	$0.04	$0.00	$0.05	$(0.03)

Weighted-Average
Shares Outstanding – Basic	5,492	5,307	5,451	5,304
Weighted-Average
Shares Outstanding – Diluted	5,834	5,848	5,809	5,304

DATAWATCH CORPORATION

Condensed Consolidated Balance Sheet

Amounts in Thousands

	March 31,	September 30,
	2006	2005
	(unaudited)
Cash and equivalents	$5,122	$4,901
Restricted cash	—	268
Accounts receivable, net	3,653	4,097
Inventories	36	55
Prepaid expenses	565	541
Total current assets	9,376	9,862
Property and equipment, net	1,164	516
Other intangible assets, net	2,824	3,034
	$13,364	$13,412

Accounts payable and accrued expenses	$2,908	$3,056
Deferred revenue	2,712	2,922
Escrow for Mergence shareholders	—	128
Total liabilities	5,620	6,106

Total shareholders’ equity	7,744	7,306
	$13,364	$13,412